Exhibit 10.45

REVOLVING LOAN AGREEMENT

Between

VISION-SCIENCES, INC.
a Delaware Corporation
as Borrower,

AND

LEWIS C. PELL
as Lender

DATED:  AS OF NOVEMBER 9, 2009

TABLE OF CONTENTS

Page

1.	Definitions	1
2.	The Loan	3
3.	The Note	3
4.	Interest	3
5.	Optional Prepayment and Termination	3
6.	Mandatory Prepayments	4
7.	Warrants.	4
8.	Fees	5
9.	Conditions Precedent to Lender’s Obligations	5
10.	Representations and Warranties of Borrower	5
11.	Survival of Representations and Warranties	6
12.	Affirmative Covenants	6
13.	Negative Covenants of Borrower	7
14.	Events of Default	8
15.	Remedies	8
16.	Payment of Expenses	9
17.	Notices	9
18.	No Waiver	10
19.	Failure to Exercise Rights	10
20.	Miscellaneous	10
21.	Successors and Assigns	11
22.	Waiver of Jury Trial	11
23.	Counterparts	12

i

REVOLVING LOAN AGREEMENT

THIS REVOLVING LOAN AGREEMENT (“Agreement”), is dated as of November 9, 2009, between Vision-Sciences, Inc., a Delaware Corporation (“Borrower”), and Lewis C. Pell, or his assigns (“Lender”).

W I T N E S S E T H

WHEREAS, Borrower has requested that Lender agree to advance funds to Borrower on a revolving basis in the maximum principal amount of FIVE MILLION and 00/100 ($5,000,000.00) DOLLARS (the “Loan”), subject to and upon the terms and conditions hereinafter contained, which Loan shall be evidenced by a Promissory Note from Borrower to Lender substantially in the form attached hereto as Exhibit A (as may be amended, restated or modified from time to time, the “Note”);

WHEREAS, Lender has agreed to make the Loan available to Borrower on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the covenants and conditions hereinafter set forth, Borrower and Lender hereby agree as follows:

1. Definitions. As used herein:

(a) “Additional Warrant” shall have the meaning ascribed to it in Section 7(b) hereof.

(b) “Advance” shall have the meaning set forth in Section 2(a) hereof.

(c) “Advance Request” shall have the meaning set forth in Section 2(b) hereof.

(d) “Affiliate” of any Person (as hereinafter defined) shall mean any other Person which, directly or indirectly, controls or is controlled by, or is under common control with such Person.  For the purposes of this definition, “controls” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(e) “Availability Fee” has the meaning ascribed to it in Section 8 hereof.

(f) “Bankruptcy Event” means the commencement of any bankruptcy case or proceedings by or against the Borrower, or alleging that the Borrower is insolvent or unable to pay its debts as they mature or for the readjustment or arrangement of the Borrower’s debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous  statutory or non-statutory proceedings involving the Borrower; provided, however, that if such commencement of proceedings against the Borrower is involuntary, such action shall not be considered a Bankruptcy Event if such proceeding shall have been dismissed within sixty (60) days after the commencement of such proceedings.

(g)  “Change of Control” shall mean such time when any Person or related Persons constituting a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than the Lender and his Affiliates and their successors and assigns, become beneficial owners, directly or indirectly, of more than fifty percent (50%) of the then total voting power of the capital stock of Borrower.

(h) “Closing Date” shall mean the date on which this Agreement is executed by the parties.

(i) “Event of Default” shall have the meaning set forth in Section 14 hereof.

(j) “Exercise Price” shall have the meaning ascribed to it in Section 7(a) hereofE“

(k) “Initial Warrant” shall have the meaning ascribed to it in Section 7 (a) hereof.

(l) “Interest Rate” shall mean 7.5% per annum on the principal amount of the Loan outstanding.

(m) “Loan Documents” shall mean this Agreement, the Note, the Initial Warrant, each Additional Warrant and any other documents or agreements given to Lender by Borrower in connection with the Loan whether or not specifically set forth herein, as each may be amended, restated or modified from time to time.

(n) “Maximum Advance” shall have the meaning ascribed to it in Section 2(a) hereof.

(o) “Person” or “Persons” shall mean any one or more individuals, partnerships, corporations (including a business trust), joint stock companies, limited liability company, trusts, unincorporated associations, joint ventures or other entities, or a foreign state or political subdivision thereof or any agency of such state of subdivision.

(p) “Termination Date” shall mean the earlier of November 9, 2012 or the date on which Lender terminates this Agreement pursuant to Section 14 hereof or Borrower terminates this Agreement pursuant to Section 5 hereof.

(q) “Warrants shall have the meaning ascribed to it in Section 7(a).

2. The Loan.

(a) Provided that no Event of Default shall have occurred and be continuing hereunder, Lender agrees, at anytime prior to the Termination Date subject to the terms and conditions hereinafter set forth, to make advances to the Borrower (each, an “Advance”) in an aggregate amount at any one time outstanding not to exceed Five Million and 00/100 ($5,000,000.00) Dollars (the “Maximum Advance”).  Within the foregoing limits, the Borrower may borrow, prepay and reborrow Advances at any time prior to the Termination Date.

(b) Each request for an Advance (“Advance Request”) shall be made in writing and delivered to Lender not later than forty-eight (48) hours prior to the expected payment of an Advance.  Lender shall make the Advance to Borrower in the amount requested in the Advance Request in immediately available funds for credit to any account of Borrower as directed by Borrower.

(c) The proceeds of an Advance shall be used solely by Borrower for working capital purposes, and otherwise as permitted by this Agreement.

3. The Note.  The obligation of the Borrower to repay the principal of, any interest on, all Advances made by Lender to Borrower shall be as provided for in this Agreement and the Note.  The entire principal amount of the Loan, plus all accrued and unpaid interest thereon and all fees and other amounts payable under this Agreement, shall be due and payable on the Termination Date.

4. Interest.  Borrower shall pay interest quarterly, in arrears, on the daily unpaid principal amount of the Advances at the Interest Rate, payable on the first business day of each fiscal quarter, commencing on the later of April 1, 2010 or such first business day of a subsequent fiscal quarter following an Advance.  Interest on the Note shall be calculated on the basis of a 30-day month and a 360-day year.

5. Optional Prepayment and Termination.  At the Borrower’s option, Advances may be prepaid in whole or in part at any time by Borrower by paying the principal amount to be prepaid together with interest accrued and unpaid on the prepaid amount to the date of prepayment.  This Agreement may be terminated by Borrower at any time, without penalty or premium, by paying the principal amount of all outstanding Advances hereunder with all accrued and unpaid interest thereon through the date of

6. Mandatory Prepayments

               (a)  Change of Control.  Upon the occurrence of a Change of Control, the Borrower will prepay all amounts outstanding under the Loan, without penalty or premium, together with payment of fees and accrued and unpaid interest through the date of prepayment in accordance with this Agreement.

           (b) Strategic Transactions.  Upon receipt by the Borrower of net proceeds of $5,000,000 or more from any strategic transaction with, or investment by a third party in, the Borrower, or from any loan, sale of equity, or otherwise from any sale or license of material assets of the Company outside of the ordinary course of business (each, a “Strategic Transaction”), the Borrower shall repay the Loan in an amount equal to the Applicable Percentage (as defined below) of the then outstanding principal amount of the Advances, and the Maximum Advance shall at the same time be reduced by the Applicable Percentage.  The Applicable Percentage shall mean twenty percent (20%) with respect to a Strategic Transaction with net proceeds to the Company of $5,000,000, plus an additional one percent (1%) for each $125,000 of additional net proceeds to the Company from such Strategic Transaction.  For example, if the Borrower shall receive aggregate net proceeds of: (a) $7,500,000, the Applicable Percentage would be 40%, (b) $10,000,000, the Applicable Percentage would be 60%, and (c) $12,500,000, the Applicable Percentage would be 80%.

7. Warrants.

(a) Issuance.  On the date hereof and as consideration for the extension of credit provided herein, Borrower shall issue Lender (i) a Warrant, in the form attached hereto as Exhibit B1 (the “Initial Warrant”), to subscribe for and purchase Two-Hundred Seventy-Two Thousand Seven-Hundred Twenty-Seven (272,727) shares of the Company’s Common Stock, par value $0.01 per share of Borrower (the “Common Stock”) at an exercise price of $1.375, and (ii) a Warrant in the form attached hereto as Exhibit B2 (the “Additional Warrant”), to subscribe for and purchase, subject to the vesting provisions set forth in Section 7(b), Three-Hundred Seventy-Eight Thousand Seven Hundred Eighty-Eight (378,788) shares of Common Stock (the “Additional Warrant Shares”) at an Exercise Price of $1.65.

(b) Vesting.  The Initial Warrant shall be fully vested upon issuance.  The number of Additional Warrant Shares that may be purchased upon exercise of the Additional Warrant shall vest at the time that each Advance is made pursuant to this Agreement in an amount equal to (i) the product of the amount of the Additional Warrant Shares multiplied by (ii) a ratio, (A) the numerator of which shall be the amount of the new Advance and (B) the denominator of which shall be 5,000,000; provided, that, for the purposes of determining the number of vested Additional Warrant Shares into which the Additional Warrant may be exercised, the amount of the new Advance shall be considered to equal the amount by which (1) the total amount of all Advances that have been made (including the new Advance) exceeds (2) the total amount of all Advances that have been made (including the new Advance) less the amount of all Advances that have previously been prepaid.

(c) Each Warrant shall be exercisable for the period ending upon fifth anniversary of the date of issuance of such Warrant, but in all cases until at least one year following repayment of the Loan and termination of this loan Agreement.

8. Fees.  Borrower shall receive an availability fee equal to one-half (.50) percent per annum on the unused portion of the Loan calculated based on the difference between the average annual principal amount of the outstanding Advances under the Loan and the Maximum Advance (the “Availability Fee”).  The Availability Fee shall be determined annually on the last business day of the 12 month period ended October 31, 2010 and shall be due and payable November 1, 2010 and on the first business day of the month following the end of each 12 month period thereafter.  The accrued unpaid pro rata portion of the Availability Fee shall also be payable upon the repayment of the Loan and the termination of this Agreement.

9. Conditions Precedent to Lender’s Obligations.  Lender shall not be obligated to make the any Advance hereunder unless the conditions of this Section 9 shall have been satisfied and Lender shall have received the following, all in form and substance satisfactory to the Lender in all respects:

(a) this Agreement and the Note duly executed by Borrower;

(b) the Initial Warrant and, the Additional Warrant executed by the Borrower;

(c) the representations and warranties of the Borrower made pursuant to Section 10 shall be true and correct in all material respects as of the date of such Advance; and

(d) such other agreements, certificates or other documents as Lender may reasonably request.

10. Representations and Warranties of Borrower.  To induce Lender to make the Loan available hereunder pursuant to this Agreement, Borrower hereby represents and warrants to Lender as follows:

(a) Borrower is a corporation, duly organized and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and the other Loan Documents to be entered into by it and to perform all of its obligations hereunder and thereunder.

(b) The execution and delivery by Borrower of the Loan Documents, and the performance of its obligations hereunder and thereunder, have been duly authorized by all necessary action, corporate or otherwise, and do not and will not: (i) require any further action, consent or approval on the part of the Borrower; (ii) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower; or (iii) result in any breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which the Borrower or its properties may be bound or affected.

(c) Borrower is not in default (nor is any waiver in effect) under any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any indenture, loan or credit agreement or any other agreement, lease or instrument applicable to it or by which it is bound, except where such default would not reasonably be expected to have a material adverse effect on Borrower.

(d) Upon execution of the Loan Documents, the Loan Documents will be duly executed and delivered by Borrower and will be legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, subject to: (i) applicable bankruptcy, insolvency or similar laws affecting creditor’s right and remedies generally, (ii) general principles of equity and (iii) the discretion of the court before which any proceeding therefore may be brought.

(e) There is no material action, suit, proceeding, inquiry or investigation, at law or in equity, or before any court, governmental instrumentality, public board or arbitrator pending or threatened against or affecting Borrower or any of its properties or rights, wherein an unfavorable decision, ruling or finding would adversely effect the validity or enforceability of the Loan Documents.

11. Survival of Representations and Warranties.  The representations and warranties contained in this Loan Agreement and the other Loan Documents shall survive the execution of this Loan Agreement and the making of each Advance.

12. Affirmative Covenants.  To induce Lender to make each Advance pursuant to this Agreement, Borrower hereby covenants and agrees that so long as the Loan or any amounts hereunder shall remain outstanding hereunder, Borrower shall comply with the following covenants:

(a) Borrower shall comply in all material respects with all applicable federal, state, county and municipal laws, rules, regulations and orders of any governmental authority having jurisdiction over Borrower, except to the extent the failure to so comply would not reasonably be expected to have a material adverse effect on Borrower.

(b) Borrower shall promptly notify Lender of the occurrence of any Event of Default or an event which, with the giving of notice or passage of time or both, would constitute an Event of Default and of the occurrence of any event or the commencement of any action, suit or proceeding which, if adversely determined, would materially and adversely affect the condition, financial or otherwise, of Borrower.

13. Negative Covenants of Borrower.  To induce Lender to make each Advance pursuant to this Agreement, Borrower hereby covenants and agrees that so long as the principal amount of any Advances remain outstanding and so long as this Agreement has not been terminated, Borrower shall not without the consent of Lender, which shall not be unreasonably withheld:

(a) At any time create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any nature upon or with respect to Borrower’s assets and properties, other than those in effect on the date hereof and such arising in the ordinary course of business of Borrower.

(b) Create, incur, suffer to exist, assume, guaranty, endorse, become a surety, or otherwise become liable for the debt or other obligations of any other Person whether directly or indirectly, or make or incur any advance, commitment, other obligation or loan for the direct or indirect purpose of paying or discharging any such obligations.

(c) Enter into any merger or consolidation or liquidate or wind-up or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, assign, transfer or otherwise dispose (directly or indirectly) of all or substantially all of its property, business or assets.

(d) Change, amend, alter or modify the Certificate of Incorporation or bylaws of Borrower.

(e) Declare or pay any dividends on, distributions on or make any payment on account of, or set apart assets or a sinking fund for the purchase, redemption, defeasance, retirement or other acquisition of, any interest, shares or any class of stock or any warrant or option to purchase any such stock whether now or hereafter outstanding or make any other distribution in respect thereof, directly or indirectly, whether in cash or property or obligations.

(f) Enter into any agreement containing any provision which would be violated by the performance of Borrower’s obligations of the terms of the Loan Documents.

14. Events of Default.  The occurrence of any of the following shall constitute an “Event of Default” hereunder:

(a) failure of Borrower to make any payment when due under the Note or this Agreement for a period of ten (10) days or more;

(b) any representation or warranty of Borrower made herein shall have been incorrect in any material respect as of the time when the same shall have been made or is nor accurate when an Advance is to be made and shall result in a material adverse effect or impair Borrower’s ability to perform its obligations under the Loan Documents, and which continues without cure for a period of thirty (30) days;

(c) Borrower shall fail to observe any other term, covenant or agreement contained in the Loan Documents which continues without cure for a period of thirty (30) days;

(d) any Loan Documents for any reason shall cease to be in full force and effect or Borrower shall contest the validity or enforceability of any of the Loan Documents;

(e) one or more judgments or decrees shall be entered against Borrower (not paid or fully covered by insurance) in excess of $250,000 and such judgments or decrees shall not have been vacated or discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; and

(f) if there shall be a Bankruptcy Event with respect to Borrower.

15. Remedies.  (a) Upon the occurrence of an Event of Default and at any time thereafter during the continuance of such Event of Default, in addition to any remedies available to Lender under applicable law, Lender may take one or more of the following remedial steps in any order of priority:

(i) Declare immediately due and payable the outstanding principal balance of the Note, together with all and other sums or expenses payable thereunder and hereunder and accordingly accelerate payment thereof without presentment, demand, notice of intention to accelerate, notice of acceleration or notice of any other kind, all of which are expressly waived;

(ii) Take any action at law or in equity against Borrower (a) to collect the payments then due and thereafter to become due under the Loan Documents, or (b) to enforce performance and observance of any obligation, agreement or covenant of Borrower or such other parties under this Agreement and the Note;

(iii) Exercise any and all rights and remedies provided for in this Agreement or the Note or otherwise available to Lender; and

(iv) Any unvested portion of the Additional Warrant Shares subject to the Additional Warrant shall automatically vest.

(b) No remedy conferred in this Agreement or the other Loan Documents is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or equity or by statute or otherwise.

16. Payment of Expenses.

(a) The Borrower shall pay the reasonable attorneys fees incurred by the Lender in connection with the negotiation and execution of the Loan Documents. Upon the occurrence of an Event of Default, Borrower agrees that it shall pay, within five (5) days after demand, all reasonable out-of-pocket expenses incurred by Lender in connection with enforcing this Agreement, including, without limitation,  reasonable attorneys’ fees incurred by Lender in connection with enforcing the Loan Documents.

(b) If Borrower should fail to perform or observe, or to cause to be performed or observed, any covenant or obligation under this Agreement or any of the other Loan Documents, then the Lender, may (but shall be under no obligation to) take such steps as are necessary to remedy any such nonperformance or nonobservance and provide for payment thereof, if any.

All amounts expended or advanced by the Lender pursuant to this Section 16 shall become part of the outstanding principal balance of the Loan and the Note shall become due and payable by the Borrower upon demand by Lender.

17. Notices.  All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested; (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (c) by telecopier (confirmation), addressed as follows (or at such other address and a person as shall be designated from time to time by any party hereto, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Lewis C. Pell
40 Ramland Road South, Suite 200
Orangeburg, NY 10962
Facsimile 845-365-0620

With a copy to:	Proskauer Rose LLP
1585 Broadway
New York, New York 10036-8299
Attention: Paul I. Rachlin, Esq.
Facsimile: (212) 969- 3640

If to Borrower:	Vision-Sciences, Inc.
40 Ramland Road South
Orangeburg, New York 10962
Attention: Katherine L. Wolf
Fascimile: (845) 365-0620

With a copy to:	Cole, Schotz, Meisel, Forman & Leonard P.A.
25 Main Street
Hackensack, New Jersey 07602-0800
Attention: Marc P. Press, Esq.
Facsimile No.: (201) 625-6271

A notice shall be deemed to have been given: in the case of hand and telecopier delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a business day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a business day.

18. No Waiver.  No course of dealing between Borrower and Lender or any failure or delay on the part of Lender in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of Lender and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.  In the event any agreement contained in this Agreement or the other Loan Documents should be breached and thereafter waived by Lender, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder or thereunder.

19. Failure to Exercise Rights.  Nothing herein contained shall impose upon Lender any obligation to enforce any terms, covenants or conditions contained in this Agreement and the other Loan Documents.

20. Miscellaneous.

(a) THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CHOICE OF LAW CONSIDERATIONS, APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH JURISDICTION, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS, AND THE DEBT OR OBLIGATIONS ARISING HEREUNDER.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST BORROWER OR LENDER ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

(c) The parties hereto agree that, notwithstanding anything contained herein to the contrary, there shall be required the consent of the Borrower and Lender to amend or modify the terms of the Note and this Agreement.

(d) Borrower shall execute and deliver, or cause to be executed and delivered to Lender, all other instruments, certificates and agreements as Lender or Lender’s counsel may reasonably require, including, but not limited to, estoppel certificates stating that the Loan is in full force and effect and that there are no defenses or offsets thereto, to effect, confirm or assure the rights and remedies intended to be granted or conveyed to Lender under this Agreement or any other Loan Document.

(e) A determination that any portion of this Agreement or any of the Loan Documents is unenforceable or invalid shall not affect the enforceability or validity of any other provision, which shall be enforced to the maximum extent permitted by law.

(f) This Agreement supersedes in all respects all prior agreements and understandings relating to the Loan.

21. Successors and Assigns. Borrower may not assign its rights under this Agreement without the prior written consent of Lender.  Any such attempted assignment in violation of this Agreement shall be void and of no effect.  All covenants and agreements in this Agreement shall bind and inure to the benefit of the respective permitted successors and assigns of the parties hereto.

22. Waiver of Jury Trial.  BORROWER AND LENDER AGREE THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT BY BORROWER OR LENDER ON OR WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY.  BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.

23. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument, for the same effect as if all parties hereto had signed the same signature page.

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IN WITNESS WHEREOF, the undersigned have executed this Loan Agreement as of the day and year first set forth above.

WITNESS:	LENDER:

LEWIS C. PELL

Print Name:

WITNESS:	BORROWER:
VISION-SCIENCES, INC.

By:
Print Name:	Name:
Title:

PROMISSORY NOTE

$5,000,000.00	November 9, 2009

FOR VALUE RECEIVED, the undersigned, VISION-SCIENCES, INC., a Delaware Corporation, having an address at 40 Ramland Road South, Orangeburg, New York 10962 (the “Borrower”), promises to pay to the order of LEWIS C. PELL, having an address at 40 Ramland Road South, Suite 200, Orangeburg, New York, 10962 (“Lender”), the lesser of (i) the amount of all Advances made by Lender under the terms of that certain Loan Agreement dated the date hereof (as amended, restated or otherwise modified, the “Loan Agreement”) by and between Borrower and Lender and (ii) FIVE MILLION and 00/100 ($5,000,000.00) DOLLARS, on the earlier of the occurrence of an Event of Default or the Termination Date; plus interest thereon payable in accordance with the terms of the Loan Agreement.  Capitalized terms used herein and not otherwise defined, shall have the meanings assigned thereto in the Loan Agreement.  This Note is entitled to the benefits of, and evidences the obligations incurred under the Loan Agreement to which reference is made for the terms and conditions of the Loan and the security for the Loan.

Borrower hereby waives all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, demand for payment, protest, notice of protest and notice of dishonor, to the extent permitted by law.  Borrower further waives trial by jury.  No extension of time for payment of this Note or any installment hereof, no alteration, amendment or waiver of any provision of this Note and no release or substitution of any collateral securing Borrower’s obligations hereunder shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower under this Note.

By its acceptance of Lender’s funds and execution of this Note, Borrower acknowledges, agrees and confirms that it has no defense, offset or counterclaim for any occurrence in relation to this Loan and Borrower acknowledges that Lender has complied with all of its obligations under the Loan Documents as of the date hereof.

This Note shall be binding on the parties hereto and their respective heirs, legal representatives, executors, successors and assigns.

Subject to the Loan Agreement, this Note shall be construed without any regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted.

This Note shall be governed by the laws of the State of New York without regard to conflicts or choice of law considerations.  Borrower hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Note or the other Loan Documents.  This Note may not be changed or terminated orally.

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IN WITNESS WHEREOF, the undersigned has executed this Note on the date set forth above.

WITNESS:	BORROWER:

VISION-SCIENCES, INC.
Name:	a Delaware Corporation

By:
Name:
Title: